Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Fourth Quarter & Full Year 2012 Results

CALGARY, ALBERTA, March 14, 2013 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced financial and operational results for the fourth quarter and full year 2012.

Selected highlights for the fourth quarter of 2012 include:

•                              Completed the Kaybob and Wild River non-core asset dispositions generating total gross proceeds of $93 million

•                              Reduced total long-term debt to $347 million at December 31, 2012, a 20% reduction from the September 30, 2012 balance

•                              Average net sales volumes of 70.6 MMcfe/d with oil and NGLs weighting of 28%

•                              Oil and NGLs net sales volumes of 3,305 bbls/d

•                              Adjusted EBITDA of $25.4 million and adjusted discretionary cash flow of $16.0 million

•                              Invested $14.9 million in the quarter, which included drilling 4 gross (2.8 net) wells, completing 5 gross (4.3 net) wells and bringing onstream 5 gross (4.3 net) wells

David M. Fitzpatrick, Interim Chief Executive Officer of Lone Pine, stated, “The fourth quarter of 2012 saw Lone Pine take important steps in its previously announced strategic process aimed at strengthening the Company’s balance sheet and improving liquidity.  In the period, we successfully completed two important non-core dispositions of natural gas weighted properties at attractive metrics.  These divestitures, which were an important piece of a multi-step strategic process, have reduced leverage while further streamlining our asset portfolio.

Looking forward, we have presented an interim 2013 capital budget that is targeted at preserving financial flexibility for the first half of 2013 by closely matching our capital expenditure plan with expected cash flow from operations together with further non-core disposition proceeds.  With an important core asset review ongoing, we have elected to provide a first half capital budget that will be revisited upon completion of that process.  Despite the recent organizational changes at the Company, we remain firmly committed to this initiative and to creating long term value for our stockholders.”

The Company has filed its Annual Report on Form 10-K for the year ended December 31, 2012 with the U.S. Securities and Exchange Commission and on SEDAR in Canada.  Selected financial and operational information is outlined below and should be read in conjunction with the Annual Report on Form 10-K, which is available for review at www.sec.gov, at www.sedar.com, and on the Company’s website at www.lonepineresources.com.

Financial and Operational Results

Financial Results

Lone Pine’s adjusted EBITDA for the fourth quarter of 2012 of $25.4 million was 6% lower than the third quarter of 2012 and adjusted discretionary cash flow for the fourth quarter of 2012 of $16.0 million was 19% lower than the third quarter of 2012.  Lone Pine reported an adjusted net loss in the fourth quarter of 2012 of $12.9 million or $(0.15) per diluted share compared to an adjusted net loss of $11.6 million or $(0.14) per diluted share in the third quarter of 2012.

For the full year 2012, Lone Pine reported an adjusted net loss of $42.0 million or $(0.49) per diluted share.  Lone Pine reported adjusted EBITDA of $106.0 million and adjusted discretionary cash flow of $75.8 million for the full year 2012.

See “Non-GAAP Measures” at the end of this news release for a reconciliation of adjusted EBITDA, adjusted discretionary cash flow and adjusted net earnings (loss), which are non-GAAP measures, to their most directly comparable GAAP measures.

Average Daily Sales Volumes

Lone Pine’s average daily net sales volumes for the fourth quarter of 2012 were 70.6 MMcfe/d, which was a decrease of 14% from the third quarter of 2012.  Lone Pine’s average daily oil and NGLs net sales volumes for the fourth quarter of 2012 were 3,305 bbls/d, which was 14% lower than the third quarter of 2012.  Lone Pine’s natural gas sales volumes in the fourth quarter of 2012 were 50.7 MMcf/d, which was 15% lower than the third quarter of 2012.  Lone Pine’s net sales volumes in the fourth quarter of 2012 were reduced by the disposition of certain natural gas weighted properties in the quarter combined with natural production declines.

For the full year 2012, Lone Pine reported average daily net sales volumes of 83.3 MMcfe/d, which was in line with the Company’s guidance of 80 — 85 MMcfe/d.

Revenue and Expenses

The average realized natural gas price (before hedges) for the fourth quarter of 2012 increased 45% to $2.82 per MMBtu compared to $1.95 per MMBtu in the third quarter of 2012.  The average realized oil price (before hedges) for the fourth quarter of 2012 of $79.56 per bbl was in line with the $79.52 per bbl in the third quarter of 2012.  Realized oil prices in the fourth quarter of 2012 benefited from a narrowing WTI to Edmonton Par differential, which averaged $1.07 per bbl in the quarter compared to $8.46 per bbl in the third quarter.  The average realized NGL price for the fourth quarter of 2012 decreased 16% to $44.94 per bbl compared to $53.39 per bbl in the third quarter of 2012.  On a total net sales volumes basis, the average realized price (before hedges) in the fourth quarter of 2012 increased 12% to $5.66 per Mcfe compared to the third quarter of 2012.

Lone Pine realized natural gas hedging gains of $3.8 million ($0.81per Mcf) and oil hedging gains of $3.8 million ($13.36 per bbl) for a total realized hedging gain of $7.6 million ($1.17 per Mcfe) in the fourth quarter of 2012.

Lone Pine’s total production expense per unit for the fourth quarter of 2012 increased 8% to $2.32 per Mcfe compared to $2.15 per Mcfe in the third quarter of 2012.  Lone Pine’s general and administrative expense totaled $4.7 million or $0.72 per Mcfe in the fourth quarter compared to $4.1 million or $0.53 per Mcfe in the previous quarter.  Lone Pine’s depreciation, depletion and amortization expense per unit for the fourth quarter of 2012 increased 7% to $4.26 per Mcfe compared to $3.99 per Mcfe in the third quarter of 2012.

Capital Expenditures

Capital expenditures for the quarter were $14.9 million, of which $13.4 million was spent on drilling and completion costs and $1.5 million was capitalized overhead.  For the full year 2012, Lone Pine spent $162.8 million on capital expenditures, of which $145.7 million was for drilling and completion costs, $10.3 million was on leasehold acquisition costs and $6.8 million was capitalized overhead.  Full year 2012 capital expenditures were at the low end of the Company’s guidance of $160 - $175 million.

Long-Term Debt

Outstanding indebtedness at December 31, 2012 consisted of $148 million outstanding on the Company’s bank credit facility and US$200 million of senior notes issued during 2012.  The Company’s borrowing base is currently $275 million and the next scheduled redetermination is May 1, 2013.

Financial and Operational Highlights

The following table highlights certain financial and operational highlights for the three months ended December 31, 2012 and September 30, 2012 and the twelve months ended December 31, 2012:

	Three Months Ended		Twelve Months Ended
(In $ thousands, unless otherwise noted)	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2012

Financial
Revenue	36,766	38,188	161,703
Adjusted EBITDA	25,372	26,981	105,973
Adjusted Discretionary Cash Flow	16,035	19,808	75,814
Per Share	$0.19	$0.23	$0.89
Adjusted Net Income	(12,851)	(11,560)	(41,958)
Per Share	$(0.15)	$(0.14)	$(0.49)
Capital Expenditures	14,891	36,727	162,804
Long-Term Debt	346,985	433,740	346,985

Operational
Average Daily Working Interest Sales Volumes
Oil (bbls/d)	3,467	3,978	4,063
NGLs (bbls/d)	261	283	273
Natural Gas (MMcf/d)	51.6	58.3	60.2
Total (MMcfe/d)	74.0	83.9	86.2
Total Equivalent (MMcfe)	6,805	7,723	31,566
% Oil & NGLs	30%	30%	30%

Average Daily Net Sales Volumes
Oil (bbls/d)	3,120	3,630	3,680
NGLs (bbls/d)	185	196	194
Natural Gas (MMcf/d)	50.7	59.4	60.0
Total (MMcfe/d)	70.6	82.4	83.3
Total Equivalent (MMcfe)	6,491	7,577	30,476
% Oil & NGLs	28%	28%	28%

Average Realized Prices
Oil ($/bbl)	$79.56	$79.52	$81.96
NGLs ($/bbl)	44.94	53.39	54.08
Natural Gas ($/MMBtu)	2.82	1.95	2.16
Average Realized Prices Before Hedges ($/Mcfe)	$5.66	$5.04	$5.31
Realized Hedging Gains ($/Mcfe)	1.17	1.07	0.97
Average Realized Prices Including Hedges ($/Mcfe)	$6.83	$6.11	$6.28

Total Production Expense ($/Mcfe)	$2.32	$2.15	$2.30
Depreciation, Depletion and Amortization ($/Mcfe)	$4.26	$3.99	$3.81

2012 Year-End SEC Reserves

The following table summarizes Lone Pine’s estimated proved reserves as at December 31, 2012.  The reserve estimates at December 31, 2012 are based on an independent evaluation conducted by DeGolyer and MacNaughton (“D&M”), Lone Pine’s independent reservoir engineering firm, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”).

	Natural Gas	Oil	NGLs	Total
	(MMcf)	(Mbbl)	(Mbbl)	(MMcfe)

Proved Developed Producing	75,715	6,600	168	116,323
Proved Developed Non-Producing	1,346	55	8	1,724
Proved Undeveloped	772	11,613	0	70,450
Total Proved Reserves	77,833	18,268	176	188,497

Lone Pine reported estimated proved reserves of 188 Bcfe at December 31, 2012 compared to 401 Bcfe at December 31, 2011.  The Company incurred negative reserve revisions of 131 Bcfe of natural gas reserves at year-end that were on the books at year-end 2011 related to the loss of proved undeveloped natural gas reserves as a result of such reserves being uneconomic under the SEC trailing twelve month pricing, which was primarily related to a natural gas price decline of 37% compared to the previous year.  Lone Pine also divested 61 Bcfe of natural gas weighted properties in the year.  Year-end total proved reserves were 63% proved developed and 59% liquids.  The pricing utilized for the estimated proved reserves at December 31, 2012 was based on a 12-month average of the 2012 first day of the month AECO price for natural gas and Edmonton Light price for oil of $2.37 per MMBtu and $87.90 per barrel, respectively.  The following table reflects the 2012 activity related to estimated proved reserves and includes calculations of reserve replacement ratio and finding and development costs utilizing 2012 full year net sales volumes and capital expenditures:

Total
(Bcfe)

Total Estimated Proved Reserves at December 31, 2011	400.8
Extensions and Discoveries	66.0
Net Sales Volumes	(30.5)
Sales of Properties	(61.0)
Price Related Revisions	(131.0)
Technical Revisions	(56.0)
Total Estimated Proved Reserves at December 31, 2012	188.5

Drill Bit Reserve Replacement Excluding Revisions(1)	217%
Drill Bit Finding & Development Costs Excluding Revisions (per Mcfe)(2)	$2.46

(1)   Drill bit reserve replacement ratio excluding revisions is calculated by dividing extensions and discoveries of 66 Bcfe by net sales volumes of 30.5 Bcfe.

(2)   Drill bit finding & development costs excluding revisions is calculated by dividing total capital expenditures of $162.8 million by extensions and discoveries of 66 Bcfe.

Operational Update

Evi

Net sales volumes from Evi decreased 13% in the fourth quarter of 2012 to 2,730 boe/d (2,995 boe/d working interest) compared to 3,140 boe/d (3,413 boe/d working interest) in the third quarter of 2012 due to the slowdown of drilling activity in the period.  In the fourth quarter of 2012, Lone Pine drilled 4 gross (2.8 net) wells, completed 5 gross (4.3 net) wells and brought onstream 5 gross (4.3 net) wells at Evi.  For the full year 2012, Lone Pine drilled 32 gross (27.7 net) wells, completed 34 gross (30.5 net) wells and brought onstream 41 gross (37.5 net) wells at Evi.

In the first quarter of 2013, Lone Pine has completed drilling 8 gross (6.75 net) wells, five of which are expected to be brought onstream within the next two weeks.

Deep Basin

Net sales volumes from the Deep Basin averaged 42.5 MMcfe/d in the fourth quarter of 2012 compared to 49.4 MMcfe/d in the third quarter of 2012 as sales volumes declined due to the disposition of certain natural gas weighted non-core assets in the period.

Interim 2013 Capital Budget & Guidance

The following guidance is subject to all the cautionary statements and limitations described below under the caption “Forward Looking Statements.”

Lone Pine’s Board of Directors has approved an interim capital budget for the first half of 2013 of approximately $35 million.  The interim capital budget will focus on light oil opportunities at Evi and will include the drilling of 8 gross (6.75 net) wells.  Lone Pine’s interim capital budget is designed to closely approximate cash flow from operations together with proceeds from non-core asset dispositions in the period such that total long-term debt over the period is approximately flat.

Lone Pine expects total average net sales volumes of approximately 45 — 47 MMcfe/d in the first half of 2013, which are expected to be comprised of 35% liquids and 65% natural gas.

The following table summarizes other selected guidance for the first half of 2013:

Average Working Interest Sales Volumes:	52 — 54 MMcfe/d (35% liquids)
Net Production Expense:	$3.10 per Mcfe

Conference Call

A conference call to discuss the fourth quarter and full year 2012 results is scheduled for Friday, March 15, 2013, at 10:00 AM MT.  To participate, please dial 800-215-2410 (toll-free from North America) or 617-597-5410 and request the Lone Pine teleconference (ID#13608391) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com.  A replay will be available through April 15, 2013 by dialing 888-286-8010 or 617-801-6888 and entering passcode #25137513

Non-GAAP Measures

Adjusted Net Earnings (Loss)

In addition to reporting net earnings (loss) as defined under GAAP, Lone Pine also presents adjusted net earnings (loss), which is a non-GAAP measure.  Adjusted net earnings (loss) consists of net earnings (loss) after adjustment for those items described in the table below.  Adjusted net earnings (loss) does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (loss) (its most comparable GAAP measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Lone Pine believes the measure is useful to investors because similar measures are frequently used by securities analysts, ratings agencies, investors, and other interested parties in their evaluation of companies in similar industries.  Lone Pine’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.

The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings (loss) for the periods presented (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

Net earnings (loss)	$(35,691)	$(274,535)
Ceiling test write-down of oil and natural gas properties, net of tax	0	204,086
Impairment of goodwill, net of tax	17,328	17,328
Impairment of inventory, net of tax	404	404
Unrealized losses (gains) on derivative instruments, net of tax	3,252	11,533
Foreign currency exchange losses (gains), net of tax	1,856	(774)
Adjusted net loss	$(12,851)	$(41,958)

Weighted average number of diluted shares outstanding	85,096	85,030

Adjusted net earnings (loss) per diluted share	$(0.15)	$(0.49)

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, we also present Adjusted EBITDA, a non-GAAP measure calculated as net earnings (loss) before interest expense, income tax expense (recovery), DD&A expense, impairment of goodwill, impairment of assets, ceiling test write-downs of oil and natural gas properties, accretion of ARO, unrealized losses (gains) on derivative instruments and foreign currency exchange (gains) losses. Adjusted EBITDA also excludes the stock-settled portion of stock-based compensation expense, as this amount will be settled in shares of our common stock rather than cash payments. By eliminating these items, we believe the result is a useful measure across time in evaluating our fundamental core operating performance. Our management also uses Adjusted EBITDA to manage our business, including in preparing our annual operating budget and financial projections. We believe that Adjusted EBITDA is also useful to investors since similar measures are frequently used by securities analysts, rating agencies, investors and other interested parties in their evaluation of companies in similar industries.  As indicated, Adjusted EBITDA does not include interest expense on borrowed money, DD&A expense on capital assets or the payment of income taxes, which are all necessary elements of our operations. Adjusted EBITDA does not account for these and other expenses and therefore its utility as a measure of our operating performance has material limitations. As a result of these limitations, our management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance. In the first quarter of 2012, we revised the calculation of Adjusted EBITDA to exclude the amortization of deferred costs.

The following table reconciles net earnings (loss) to Adjusted EBITDA.  Net earnings (loss) is the most directly comparable measure calculated and presented in accordance with GAAP.

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

Net loss	$(35,691)	$(274,535)
Interest expense	8,041	30,215
Income tax expense (recovery)	(20)	(74,952)
Depreciation, depletion and amortization	27,667	116,215
Impairment of goodwill	17,328	17,328
Impairment of inventory	538	538
Ceiling test write-down of oil and natural gas properties	0	271,749
Accretion of asset retirement obligations	278	1,305
Unrealized losses on derivative instruments	4,336	15,377
Foreign currency exchange losses (gains)	2,120	(903)
Stock-based compensation (equity portion)	775	3,636
Adjusted EBITDA	$25,372	$105,973

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, we also present Adjusted Discretionary Cash Flow, which is a non-GAAP measure. Adjusted Discretionary Cash Flow consists of net cash provided by operating activities before changes in working capital items. Management uses Adjusted Discretionary Cash Flow as a measure of liquidity and believes it provides useful information to investors because it assesses net cash provided by operating activities for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. As a result, its utility as a measure of our operating performance has material limitations.

The following table reconciles net cash provided by operating activities to Adjusted Discretionary Cash Flow. Net cash provided by operating activities is the most directly comparable measure calculated and presented in accordance with GAAP:

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

Net cash provided by operating activities	$22,757	$80,558
Changes in working capital:
Accounts receivable	(364)	(12,302)
Prepaid expenses and other current assets	(157)	(922)
Accounts payable and accrued liabilities	(1,302)	16,222
Accrued interest and other current liabilities	(4,899)	(7,742)
Adjusted discretionary cash flow	$16,035	$75,814

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, aims, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to its exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and natural gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and natural gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and natural gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.  Capital expenditure estimates are based on our current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth in this news release as well as expectations about other operating and economic factors.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David M. Fitzpatrick

Interim Chief Executive Officer

Tel.: (403) 292-8000

Shane K. Abel

Vice President, Finance & Treasurer

Tel.: (403) 292-8000